November 16, 1994



R.P. Scherer Corporation
2075 West Big Beaver Road
Troy, Michigan  48084

Ladies and Gentlemen:

         We have acted as special counsel to R.P. Scherer Corporation, a Delaware corporation (the "Company"), in connection with the proposed sale of up to 7,024,373 shares of Common Stock, par value $.01 per share, of the Company (the "Shares"), as described in the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company today with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Shares are to be purchased by certain underwriters and offered for sale to the public pursuant to the terms of a U.S. Underwriting Agreement and an International Underwriting Agreement, the forms of which have been filed as exhibits to the Registration Statement. We have reviewed the corporate action of the Company in connection with the issuance and sale of the Shares and have examined, and have relied upon as to matters of fact, such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement.

                                         Very truly yours,

                                         SIMPSON THACHER & BARTLETT